Exhibit 99.2

The information set forth in this exhibit is presented solely in connection with the changes in presentation to the Annual Report on Form 10-K of Patheon Inc. (the “Company”) for the year ended October 31, 2011 (the “2011 Form 10-K”) described in the accompanying Form 8-K and the exhibits thereto (this “Form 8-K”), does not reflect events or developments that occurred after December 19, 2011, the date the Company filed the 2011 Form 10-K, and does not modify or update the disclosures contained in the 2011 Form 10-K in any way other than as described in this Form 8-K. Accordingly, this exhibit should be read in conjunction with the 2011 Form 10-K, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2012, April 30, 2012 and July 31, 2012, and the Company’s other filings with the Securities and Exchange Commission.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion is designed to provide a better understanding of our consolidated financial statements, including a brief discussion of our business and products, key factors that impact our performance and a summary of our operating results. You should read the following discussion and analysis of financial condition and results of operations together with our consolidated financial statements and the related notes included in this Form 8-K. In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated by the forward-looking statements due to important factors including, but not limited to, those set forth under “Item 1A. Risk Factors” of the 2011 Form 10-K.

Executive Overview

We are a leading provider of contract manufacturing and development services to the global pharmaceutical industry, offering a wide range of services from developing drug candidates at the pre-formulation stage through the launch, commercialization and production of approved drugs. We have established our position as a market leader by leveraging our scale, global reach, specialized capabilities, broad service offerings, scientific expertise and track record of product quality and regulatory compliance to provide cost-effective solutions to our customers.

We have two reportable segments, CMO and PDS. Our CMO business manufactures prescription products in sterile dosage forms as well as solid and liquid conventional dosage forms, and we differentiate ourselves by offering specialized manufacturing capabilities relating to high potency, controlled substance and sustained release products. Our PDS business provides a broad range of development services, including finished dosage formulation across approximately 40 dosage forms, clinical trial packaging and associated analytical services. Additionally, our PDS business serves as a pipeline for future commercial manufacturing opportunities.

Recent Business Highlights

The following is a summary of certain key financial results and non-financial events that occurred during and subsequent to fiscal 2011 through the date of the filing of the 2011 Form 10-K:

•

Revenues for fiscal 2011 increased $28.8 million, or 4.3%, to $700.0 million, from $671.2 million for fiscal 2010. Excluding currency fluctuations, revenues for fiscal 2011 would have been approximately 3.0% higher than prior year.

•	Loss before discontinued operations for fiscal 2011 was $15.8 million, compared to a loss before discontinued operations of $2.9 million for fiscal 2010.

•	Adjusted EBITDA for fiscal 2011 decreased $14.5 million, or 17.9%, to $66.4 million, from $80.9 million for fiscal 2010.

•

On December 15, 2011, we announced the appointment of Michel Lagarde, Principal, JLL Partners, to our Board. Mr. Lagarde replaced Thomas S. Taylor, Managing Director, JLL Partners, who left our Board effective December 15, 2011. Mr. Lagarde replaced Mr. Taylor as the Chairman of our Compensation and Human Resources Committee (“CHR Committee”) and is a member of our Audit and Corporate Governance Committees.

•

On November 1, 2011, Eric W. Evans, our then Chief Financial Officer, resigned. In connection with Mr. Evans’s employment agreement, we incurred a severance charge of approximately $0.5 million in the first quarter of fiscal year ended October 31, 2012 (“fiscal 2012”).

•

In the fourth quarter of fiscal 2011, a customer of ours gave notice of its intent to seek indemnification against us pursuant to a Manufacturing Service Agreement (“MSA”) for all costs associated with a recall and associated defective products. We accrued $1.7 million, net of expected insurance proceeds, to cover recall costs and replace the returned products. In November, the customer gave further notice of its intent to seek indemnification pursuant to the MSA for all actual and potential third party claims filed against them in connection with the recall, as well as all costs and expenses of the defense and settlement of such claims. To date, three putative class actions related to the recall have been commenced in the U.S. against our customer. At this time, it is not possible to estimate the number of potential claimants or the amount of potential damages in the above actions. To date, we have not been named as a party in any action related to the product recall.

•

On October 20, 2011, we announced that Boehringer Ingelheim, a leading globally operating pharmaceutical corporation, awarded us two projects with combined revenue of more than $18.0 million over a three year period. The projects are both fixed-dose combination drugs in development for the treatment of the growing population of type II diabetics.

•

On October 5, 2011, Peter T. Bigelow, our then President, North American Operations, resigned effective as of November 1, 2011. In connection with his resignation, Mr. Bigelow agreed to provide transitional consulting services for up to one year.

•

On September 8, 2011, our Board reviewed and approved our new corporate strategy which includes, among other things, assessing strategic options for the Swindon commercial operation and the Burlington, Ontario facility, accelerating our operational excellence programs for our CMO and PDS segments, and continuing the evolution of our existing commercial sites into centers of excellence focusing on specific technologies or production types. In addition, we are in the process of transferring our Zug, Switzerland European Headquarter operations to our U.K. operations. We expect these initiatives will reduce costs and make our company more efficient over the next several years.

•

On May 19, 2011, we settled an on-going insurance claim covering all current and future costs associated with water damage at our Swindon, U.K. facility for approximately $16.0 million. We recorded a settlement receivable of approximately $2.4 million against cost of goods sold in the fourth quarter of fiscal 2010, which was subsequently received in the first quarter of fiscal 2011. In the second quarter of fiscal 2011, we recorded an additional $2.6 million as a settlement receivable against cost of goods sold. In the third quarter of fiscal 2011, we received the final payout from the settlement of approximately $13.6 million. A portion of the settlement was used to offset capital expenditures and cover current and future remediation liabilities, with the remaining $4.9 million recorded as other income in the current fiscal year.

•	On May 11, 2011, Michael E. Lytton joined our company as Executive Vice President, Corporate Development and Strategy, and General Counsel.

•	On February 7, 2011, James C. Mullen was appointed as our Chief Executive Officer (“CEO”) and a member of our Board.

•

In December 2010, we amended a manufacturing and supply agreement with a major customer, in which both parties agreed to a contract termination date in February 2011, approximately two and a half years earlier than was originally planned. The amendment reflected the customer’s decision not to proceed with a product following receipt of a complete response letter from the FDA. As part of the amendment, the customer agreed to pay us a reservation fee of €21.6 million, and as a result of the shortened contract life, we accelerated the related deferred revenue recognition and were relieved of the obligation to repay certain customer-funded capital related to the original manufacturing and supply agreement.

•

On November 30, 2010, Wesley P. Wheeler, our then President and Chief Executive Officer, left our company. We accrued approximately $1.4 million in the first quarter of fiscal 2011 for severance payments due to Mr. Wheeler under his employment agreement.

Opportunities and Trends

Our target markets include the highly fragmented global market for the manufacture of finished pharmaceutical dosage forms and for PDS. According to PharmSource, a provider of pharmaceutical outsourcing business information, the CMO market totaled $11.7 billion in 2010, and could experience marginal growth of roughly 1% (in conservative scenarios) to as much as 3% - 5% annually during 2011 to 2015. PharmSource also estimates that the outsourced PDS market totaled approximately $1.3 billion in 2010, with growth projections in the 2011 to 2015 period approaching 3% annually. We are one of only a few industry participants that can provide a broad range of CMO and PDS services.

Pharmaceutical outsourcing service providers have faced challenges in recent years due to the uncertain economic environment. In the research and development area, emerging pharmaceutical companies have faced funding uncertainties due to limited access to capital, and many larger companies have decreased or delayed product development spending due to uncertainties surrounding industry consolidation, overall market weakness and the regulatory approval environment. As a result, decision-making related to the awarding of new outsourcing projects has slowed during recent years for similar reasons.

Puerto Rico Operations

We closed our Carolina facility in Puerto Rico effective January 31, 2009. In the second half of fiscal 2010, we performed an impairment analysis based on recent offers, which resulted in the complete write down as the fair value less the cost to sell was nil. We expect the sale of this property to be complete in the first half of fiscal 2012. The results of the Carolina operations have been reported in discontinued operations in fiscal 2011, 2010 and 2009.

In December 2009, we announced our plan to consolidate our Puerto Rico operations into our manufacturing site located in Manati and ultimately close or sell our plant in Caguas. Our current expectations with respect to the Caguas facility assume that we will be able to complete a sale during fiscal 2012 for a purchase price of approximately $7.0 million. In conjunction with this estimate we incurred an impairment charge of $3.6 million in fiscal 2010. The consolidation results in additional accelerated depreciation of Caguas assets of approximately $12.0 million by the end of the project. Because the business in our Caguas facility is being transferred within the existing site network, its results of operations are included in continuing operations in our consolidated financial statements.

As a result of the additional time required to fully transition manufacturing operations from Caguas to Manati due to longer than expected customer regulatory timelines and higher product demand, we now expect the transition to continue beyond the end of calendar year 2012. As a result of the additional time required to complete the transition, we now estimate that the restructuring program will cost $11.5 million, of which $10.8 million has been incurred as of October 31, 2011.

Selected Financial Information

	Years ended October 31,
(in millions of USD, except per share information)	2011	2010	2009
	$	$	$
Revenues	700.0	671.2	655.1
Adjusted EBITDA	66.4	80.9	74.0
Net loss attributable to restricted voting shareholders	(16.4)	(4.6)	(17.8)
Basic and diluted loss per share	(0.13)	(0.04)	(0.18)
Total assets	824.6	813.2	794.2
Total long-term liabilities	389.4	374.8	341.3

Reconciliations of Adjusted EBITDA to income (loss) before discontinued operations are included in “Item 6—Selected Financial Data” and “Note 16—Segmented Information” to our consolidated financial statements included in this Form 8-K.

Results of Operations

The results of the Carolina operations have been segregated and reported as discontinued operations in fiscal 2011, 2010 and 2009.

Fiscal 2011 Compared to Fiscal 2010

Consolidated Statements of Loss

	Years ended October 31,
(in millions of USD, except per share information)	2011	2010	Change	Change
	$	$	$	%
Revenues	700.0	671.2	28.8	4.3
Cost of goods sold	568.2	536.8	31.4	5.8

Gross profit	131.8	134.4	(2.6)	(1.9)
Selling, general and administrative expenses	120.2	110.6	9.6	8.7
Repositioning expenses	7.0	6.8	0.2	2.9
Impairment charge	—	3.6	(3.6)	(100.0)
Loss on sale of capital assets	0.2	0.2	—	—

Operating income	4.4	13.2	(8.8)	(66.7)
Interest expense, net	25.6	19.6	6.0	30.6
Foreign exchange gain	(1.6)	(1.5)	(0.1)	6.7
Refinancing Expenses	—	12.2	(12.2)	(100.0)
Other income, net	(4.9)	(0.4)	(4.5)	1,125.0

Loss from continuing operations before income taxes	(14.7)	(16.7)	2.0	(12.0)
Current	1.6	6.7	(5.1)	76.1
Deferred	(0.5)	(20.5)	20.0	(97.6)

Provision for (benefit from) income taxes	1.1	(13.8)	14.9	(108.0)

Loss before discontinued operations	(15.8)	(2.9)	(12.9)	444.8
Loss from discontinued operations	(0.6)	(1.7)	1.1	(64.7)

Net loss for the period	(16.4)	(4.6)	(11.8)	256.5

Net loss attributable to restricted voting shareholders	(16.4)	(4.6)	(11.8)	256.5

Basic and diluted loss per share
From continuing operations	$(0.122)	$(0.023)
From discontinued operations	$(0.005)	$(0.013)

	$(0.127)	$(0.036)

Weighted-average number of shares outstanding during period—basic and diluted (in thousands)	129,168	129,168

Operating Income Summary

Revenues for fiscal 2011 increased $28.8 million, or 4.3%, to $700.0 million, from $671.2 million for fiscal 2010. Excluding currency fluctuations, revenues for fiscal 2011 would have been approximately 3.0% higher than the same period of the prior fiscal year. CMO revenues for fiscal 2011 increased $27.3 million, or 5.0%, to $572.6 million, from $545.3 million for fiscal 2010. PDS revenues for fiscal 2011 increased $1.5 million, or 1.2%, to $127.4 million, from $125.9 million for fiscal 2010.

Gross profit for fiscal 2011 decreased $2.6 million, or 1.9%, to $131.8 million, from $134.4 million for fiscal 2010. The decrease in gross profit was due to a decrease in gross profit margin to 18.9% for fiscal 2011 from 20.1% for fiscal 2010, partially offset by higher revenues. The decrease in gross profit margin was due to unfavorable foreign exchange impact on cost of goods sold related to the weakening of the U.S. dollar (-1.1%), higher labor costs (-0.7%), increase in supplies and maintenance (-0.7%), increase in inventory write-offs (-0.5%), partially offset by favorable mix resulting from the reservation fee and higher deferred revenue amortization related to the amended manufacturing and supply agreement in the United Kingdom.

Selling, general and administrative (“SG&A”) expenses for fiscal 2011 increased $9.6 million, or 8.7%, to $120.2 million, from $110.6 million for fiscal 2010. The increase was primarily due to higher consulting and professional fees of $12.8 million, higher costs related to the former CEO’s severance of $1.1 million and higher stock based compensation of $1.4 million, partially offset by elimination of costs associated with the special committee of independent directors (the “Special Committee”) of $3.0 million for fiscal 2010, and lower depreciation of $3.0 million. The impact of unfavorable foreign exchange rates on SG&A expense was approximately $3.4 million versus prior year.

Repositioning expenses for fiscal 2011 increased $0.2 million, or 2.9%, to $7.0 million, from $6.8 million for fiscal 2010. The increase was due to increased expenses in connection with the Zug and Swindon facilities, partially offset by lower expenses in connection with the Caguas closure and consolidation in Puerto Rico during fiscal 2011 compared to fiscal 2010, as the prior period included the initial project accruals.

Impairment charges of $3.6 million were recorded in fiscal 2010 in connection with the consolidation of our Puerto Rico operations into our manufacturing site located in Manati. This charge wrote down the carrying value of the Caguas facility’s long-lived assets to their anticipated fair value upon closure of the facility.

Operating income for fiscal 2011 decreased $8.8 million, or 66.7%, to $4.4 million (0.7% of revenues), from $13.2 million (2.0% of revenues) for fiscal 2010 as a result of the factors discussed above.

Interest Expense

Interest expense for fiscal 2011 increased $6.0 million, or 30.6%, to $25.6 million, from $19.6 million for fiscal 2010. The increase in interest expense primarily reflects the higher interest rates on the Notes versus the rates of our previous debt, as well as overall higher debt levels.

Refinancing Expenses

During fiscal 2010, we incurred expenses of $12.2 million in connection with our refinancing activities, which included fees paid to advisors and other related costs.

Other (Income) Expense, Net

Other income for fiscal 2011 was $4.9 million, compared to $0.4 million for fiscal 2010. The increase of other income was primarily due to the settlement of the insurance claim associated with water damage at our Swindon, U.K. facility, of which $4.9 million was recorded in other income.

Loss from Continuing Operations Before Income Taxes

We reported a loss from continuing operations before income taxes of $14.7 million for fiscal 2011, compared to a loss of $16.7 million for fiscal 2010. The $12.2 million of refinancing expenses during fiscal 2010, along with the other operating items discussed above, were the primary drivers of the year over year variance.

Income Taxes

Income taxes were an expense of $1.1 million for fiscal 2011, compared to a benefit of $13.8 million for fiscal 2010. The increase in tax expense for the period was primarily due to the benefit in fiscal 2010 of releasing $21.0 million of the valuation allowance pertaining to deferred tax assets in our Canadian operations, partially offset by the mix of earnings in various tax jurisdictions and higher investment tax credits earned in 2011.

Loss before Discontinued Operations and Loss Per Share from Continuing Operations

We recorded a loss before discontinued operations for fiscal 2011 of $15.8 million, compared to a loss before discontinued operations of $2.9 million for fiscal 2010. The loss per share from continuing operations for fiscal 2011 was 12.2¢ compared to a loss per share of 2.3¢ for fiscal 2010.

Loss and Loss Per Share from Discontinued Operations

Discontinued operations for fiscal 2011 and 2010 include the results of the Carolina, Puerto Rico operations. Financial details of the operating activities of the Carolina operations are disclosed in “Note 3—Discontinued Operations and Plant Consolidations.” The loss from discontinued operations for fiscal 2011 was $0.6 million, or 0.5¢ per share, compared to a loss of $1.7 million, or 1.3¢ per share, for fiscal 2010. On-going costs of discontinued operations relate to maintaining the Carolina building for sale.

Net Loss, Loss Attributable to Restricted Voting Shareholders and Loss Per Share

Net loss attributable to restricted voting shares for fiscal 2011 increased $11.8 million, to $16.4 million, or 12.7¢ per share, from $4.6 million, or 3.6¢ per share, for fiscal 2010. Because we reported a loss for fiscal 2011 and 2010, there is no impact of dilution.

Revenues and Adjusted EBITDA by Business Segment

	Years ended October 31,
(in millions of USD)	2011	2010	Change	Change
	$	$	$	%
Revenues
Commercial Manufacturing
North America	274.5	251.6	22.9	9.1
Europe	298.1	293.7	4.4	1.5

Total Commercial Manufacturing	572.6	545.3	27.3	5.0
Pharmaceutical Development Services	127.4	125.9	1.5	1.2

Total Revenues	700.0	671.2	28.8	4.3

Adjusted EBITDA
Commercial Manufacturing
North America	18.4	20.6	(2.2)	(10.7)
Europe	60.8	51.7	9.1	17.6

Total Commercial Manufacturing	79.2	72.3	6.9	9.5
Pharmaceutical Development Services	24.1	36.0	(11.9)	(33.1)
Corporate Costs	(36.9)	(27.4)	(9.5)	34.7

Total Adjusted EBITDA	66.4	80.9	(14.5)	(17.9)

Commercial Manufacturing

Total CMO revenues for fiscal 2011 increased $27.3 million, or 5.0%, to $572.6 million, from $545.3 million for fiscal 2010. Had local currency exchange rates remained constant to the rates of fiscal 2010, CMO revenues for fiscal 2011 would have been approximately 3.6% higher than the same period of the prior fiscal year.

North American CMO revenues for fiscal 2011 increased $22.9 million, or 9.1%, to $274.5 million, from $251.6 million for fiscal 2010. Had Canadian dollar exchange rates remained constant to the rates of fiscal 2010, North American CMO revenues for fiscal 2011 would have been approximately 8.7% higher than the same period of the prior fiscal year. The increase was primarily due to increased worldwide demand for a customer’s product manufactured in our Puerto Rico facility, higher volumes in Toronto and new product launch volumes in Cincinnati.

European CMO revenues for fiscal 2011 increased $4.4 million, or 1.5%, to $298.1 million, from $293.7 million for fiscal 2010. The increase was primarily due to higher revenues in the United Kingdom, from the reservation fee related to the amended manufacturing and supply agreement and accelerated deferred revenue versus take-or-pay revenue in the prior year, and higher volumes in Ferentino, partially offset by lower revenues across other sites. Had European currencies remained constant to the rates of fiscal 2010, European CMO revenues for fiscal 2011 would have been approximately 0.6% lower than the same period of the prior fiscal year.

Total CMO Adjusted EBITDA for fiscal 2011 increased $6.9 million, or 9.5%, to $79.2 million, from $72.3 million for fiscal 2010. This represents an Adjusted EBITDA margin of 13.9% for fiscal 2011 compared to 13.3% for fiscal 2010. Had local currencies remained constant to prior year rates, and after eliminating the impact of all foreign exchange gains and losses, CMO Adjusted EBITDA for fiscal 2011 would have been approximately $2.3 million higher.

North American Adjusted EBITDA for fiscal 2011 decreased $2.2 million, or 10.7%, to $18.4 million, from $20.6 million for fiscal 2010. The decrease was primarily driven by $5.0 million in consulting fees related to recent strategic initiatives, prior year recognition of accelerated deferred revenue of $4.2 million in Cincinnati and foreign exchange losses of $2.4 million as a result of the weakening of the U.S. dollar against the Canadian dollar. These were partially offset by a $6.7 million Adjusted EBITDA improvement in Puerto Rico, and better operating results in our Canadian operations. North American CMO had $4.0 million in repositioning costs relating to the Puerto Rican operations in fiscal 2011 that was not included in Adjusted EBITDA.

European Adjusted EBITDA for fiscal 2011 increased $9.1 million, or 17.6%, to $60.8 million, from $51.7 million for fiscal 2010. This increase was primarily due to the recognition of the reservation fee related to the amended manufacturing and supply agreement in the United Kingdom and associated deferred revenue amortization, partially offset by lower operating results across other European sites. European CMO has $4.9 million in insurance proceeds relating to the U.K. operations that was recorded in other income and $2.9 million in repositioning costs for the Zug and U.K. operations, both of which were not included in Adjusted EBITDA.

Pharmaceutical Development Services

Total PDS revenues for fiscal 2011 increased by $1.5 million, or 1.2%, to $127.4 million, from $125.9 million for fiscal 2010. Had the local currency rates remained constant to fiscal 2010, PDS revenues for fiscal 2011 would have increased approximately 0.2% from fiscal 2010.

Total PDS Adjusted EBITDA for fiscal 2011 decreased by $11.9 million, or 33.1%, to $24.1 million, from $36.0 million for fiscal 2010. Had local currencies remained constant to the rates of the prior year and after eliminating the impact of all foreign exchange gains and losses, PDS Adjusted EBITDA for fiscal 2011 would have been approximately $2.2 million higher than reported. Lower than expected sales at certain sites resulting from project cancellations related to customer regulatory approvals, clinical trial outcome issues, and industry consolidation contributed to the reduction in Adjusted EBITDA.

Corporate Costs

Corporate costs for fiscal 2011 increased $9.5 million, or 34.7%, to $36.9 million, from $27.4 million for fiscal 2010. The increase was primarily due to unfavorable foreign exchange of $3.4 million, $4.4 million of higher advisor fees due to registration with the SEC and corporate strategy initiatives, expenses related to the change in our CEO of $3.3 million and higher compensation expenses. These were partially offset by the non-recurrence of $3.0 million in Special Committee costs incurred in fiscal 2010.

Fiscal 2010 Compared to Fiscal 2009

Consolidated Statements of Loss

	Years ended October 31
(in millions of USD, except per share information)	2010	2009	$	%
	$	$	Change	Change
Revenues	671.2	655.1	16.1	2.5
Cost of goods sold	536.8	511.0	25.8	5.0

Gross profit	134.4	144.1	(9.7)	(6.7)
Selling, general and administrative expenses	110.6	105.5	5.1	4.8
Repositioning expenses	6.8	2.1	4.7	223.8
Impairment charge	3.6	—	3.6	—
Loss on sale of capital assets	0.2	—	0.2	—

Operating income	13.2	36.5	(23.3)	(63.8)
Interest expense, net	19.6	15.4	4.2	27.3
Foreign exchange (gain) loss	(1.5)	7.0	(8.5)	(121.4)
Refinancing Expenses	12.2	—	12.2	—
Other (income) expense, net	(0.4)	0.4	(0.8)	(200.0)

(Loss) income from continuing operations before income taxes	(16.7)	13.7	(30.4)	(221.9)
Current	6.7	7.7	(1.0)	(13.0)
Deferred	(20.5)	4.9	(25.4)	(518.4)

(Benefit from) provision for income taxes	(13.8)	12.6	(26.4)	(209.5)

(Loss) income before discontinued operations	(2.9)	1.1	(4.0)	(363.6)
Loss from discontinued operations	(1.7)	(7.8)	6.1	(78.2)

Net loss for the period	(4.6)	(6.7)	2.1	(31.3)
Dividends on convertible preferred shares	—	11.1	(11.1)	(100.0)

Net loss attributable to restricted voting shareholders	(4.6)	(17.8)	13.2	(74.2)

Basic and diluted loss per share
From continuing operations	$(0.023)	$(0.099)
From discontinued operations	$(0.013)	$(0.077)

	$(0.036)	$(0.176)

Weighted-average number of shares outstanding during period—basic and diluted (in thousands)	129,168	100,964

Operating Income Summary

Revenues for fiscal 2010 increased $16.1 million, or 2.5%, to $671.2 million, from $655.1 million for fiscal 2009. Excluding currency fluctuations, revenues for fiscal 2010 would have increased by approximately 2.3%. CMO revenues for fiscal 2010 increased $15.3 million, or 2.9%, to $545.3 million, from $530.0 million for fiscal 2009. PDS revenues for fiscal 2010 also increased $0.8 million, or 0.6%, to $125.9 million, from $125.1 million for fiscal 2009.

Gross profit for fiscal 2010 decreased $9.7 million, or 6.7%, to $134.4 million, from $144.1 million for fiscal 2009. The decrease in gross profit was due to a decrease in gross profit margin to 20.1% for fiscal 2010 from 22.0% for fiscal 2009, partially offset by higher volumes. The decrease in gross profit margin was due to unfavorable foreign exchange impact on cost of goods sold (-1.7%), higher depreciation (-1.3%) and higher lease expense (-0.3%), partially offset by higher volume.

Selling, general and administrative expenses for fiscal 2010 increased $5.1 million, or 4.8%, to $110.6 million, from $105.5 million for fiscal 2009. The increase was primarily due to higher compensation expenses and stock option amortization ($6.9 million), unfavorable foreign exchange ($1.9 million) and higher depreciation ($2.6 million), partially offset by costs associated with the Special Committee of $3.0 million for fiscal 2010 compared to $8.0 million for fiscal 2009. Fiscal 2009 also included $2.0 million of transitional expenses for the opening of our new U.S. headquarters.

Repositioning expenses for fiscal 2010 increased $4.7 million, or 223.8%, to $6.8 million, from $2.1 million for fiscal 2009. The increase was due to higher expenses in connection with the Caguas closure and consolidation in Puerto Rico in fiscal 2010 compared to expenses in connection with the ongoing shut down and transition of business out of our York Mills facility and manufacturing restructuring in Puerto Rico in fiscal 2009.

Impairment charges of $3.6 million were recorded in fiscal 2010 in connection with the consolidation of our Puerto Rico operations into our manufacturing site located in Manatí. This charge wrote down the carrying value of the Caguas facility’s long-lived assets to their anticipated fair value upon closure of the facility.

Operating income for fiscal 2010 decreased $23.3 million, or 63.8%, to $13.2 million (2.0% of revenues), from $36.5 million (5.6% of revenues) for fiscal 2009 as a result of the factors discussed above.

Interest Expense

Interest expense for fiscal 2010 increased $4.2 million, or 27.3%, to $19.6 million, from $15.4 million for fiscal 2009. The increase in interest expense primarily reflects the higher interest rates on the Notes versus the rates of our previous debt, as well as overall higher debt levels.

Foreign Exchange (Gains) Losses

Foreign exchange gain for fiscal 2010 was $1.5 million, compared to a loss of $7.0 million for fiscal 2009. The foreign exchange gain was primarily due to the overall strengthening of the Canadian dollar against the U.S. dollar during fiscal 2009 and favorable hedging contracts in the Canadian operations during fiscal 2010, which resulted in gains of $4.0 million for fiscal 2010 compared to losses of $9.2 million for fiscal 2009.

Refinancing Expenses

During fiscal 2010, we incurred expenses of $12.2 million in connection with our refinancing activities. These expenses include fees paid to advisors and other related costs.

(Loss) Income from Continuing Operations Before Income Taxes

We reported a loss from continuing operations before income taxes of $16.7 million for fiscal 2010, compared to income of $13.7 million for fiscal 2009. The $12.2 million of refinancing expenses during the second and third quarters of fiscal 2010, along with the other operating items discussed above, were the primary drivers of the year over year variance.

Income Taxes

Income taxes were a benefit of $13.8 million for fiscal 2010, compared to an income tax expense of $12.6 million for fiscal 2009. The benefit was primarily due to releasing the valuation allowance pertaining to deferred tax assets and recognition of the current net operating loss benefits in our Canadian operations, as well as a favorable impact in fiscal 2010 from Canadian research and development investment tax credits.

(Loss) Income before Discontinued Operations and (Loss) Income Per Share from Continuing Operations

We recorded a loss before discontinued operations for fiscal 2010 of $2.9 million, compared to income before discontinued operations of $1.1 million for fiscal 2009. The loss per share before discontinued operations for fiscal 2010 was 2.3¢ compared to a loss per share of 9.9¢ for fiscal 2009, after taking into account the dividends of $11.1 million on the Class I Preferred Shares, Series C (the “Series C Preferred Shares”) for fiscal 2009.

Loss and Loss Per Share from Discontinued Operations

Discontinued operations for fiscal 2010 and 2009 include the results of the Carolina, Puerto Rico operations. Financial details of the operating activities are disclosed in “Note 3—Discontinued Operations and Plant Consolidations” of our consolidated financial statements included in this Form 8-K. The loss from discontinued operations for fiscal 2010 was $1.7 million, or 1.3¢ per share, compared to a loss of $7.8 million, or 7.7¢ per share, for fiscal 2009. On-going costs of discontinued operations relate to maintaining the Carolina building for sale.

Net Loss, Loss Attributable to Restricted Voting Shareholders and Loss Per Share

Net loss attributable to restricted voting shares for fiscal 2010 decreased $13.2 million, or 74.2%, to $4.6 million, or 3.6¢ per share, from $17.8 million, or 17.6¢ per share, for fiscal 2009. Fiscal 2009 results include dividends on the Series C Preferred Shares of $11.1 million. Dividends were recorded until July 28, 2009, the date when the preferred shares were converted to restricted voting shares by JLL Patheon Holdings. Because we reported a loss for fiscal 2010 and 2009, there is no impact of dilution.

Revenues and Adjusted EBITDA by Business Segment

	Years ended October 31,
(in millions of USD)	2010	2009	Change	Change
	$	$	$	%
Revenues
Commercial Manufacturing
North America	251.6	249.0	2.6	1.0
Europe	293.7	281.0	12.7	4.5

Total Commercial Manufacturing	545.3	530.0	15.3	2.9
Pharmaceutical Development Services	125.9	125.1	0.8	0.6

Total Revenues	671.2	655.1	16.1	2.5

Adjusted EBITDA
Commercial Manufacturing
North America	20.6	19.2	1.4	7.3
Europe	51.7	52.0	(0.3)	(0.6)

Total Commercial Manufacturing	72.3	71.2	1.1	1.5
Pharmaceutical Development Services	36.0	32.7	3.3	10.1
Corporate Costs	(27.4)	(29.9)	2.5	(8.4)

Total Adjusted EBITDA	80.9	74.0	6.9	9.3

Commercial Manufacturing

Total CMO revenues for fiscal 2010 increased $15.3 million, or 2.9%, to $545.3 million, from $530.0 million for fiscal 2009. Changes in foreign exchange rates between fiscal 2009 and 2010 did not have a material impact on fiscal 2010 CMO revenues as compared to fiscal 2009 CMO revenues.

North American CMO revenues for fiscal 2010 increased $2.6 million, or 1.0%, to $251.6 million from $249.0 million for fiscal 2009. Had the Canadian dollar remained constant to the rates of fiscal 2009, North American CMO revenues for fiscal 2010 would have been approximately 0.2% higher than for fiscal 2009. The increase was primarily due to a favorable foreign exchange impact from Canada, higher revenues in Cincinnati as a result of accelerated deferred revenue recognition (+$7.2 million) and stronger performance in Puerto Rico (+$2.0 million), partially offset by lower revenues from the Canadian operations (-$9.0 million).

European CMO revenues for fiscal 2010 increased $12.7 million, or 4.5%, to $293.7 million, from $281.0 million for fiscal 2009. Had European currencies remained constant to the rates of fiscal 2009, European CMO revenues for fiscal 2010 would have been approximately 5.3% higher than for fiscal 2009. The increase was primarily due to higher revenues in the United Kingdom from increased take-or-pay and accelerated deferred revenue recognition, partially offset by the weakening of the Euro against the U.S. dollar.

Total CMO Adjusted EBITDA for fiscal 2010 increased $1.1 million, or 1.5%, to $72.3 million, from $71.2 million for fiscal 2009. This represents an Adjusted EBITDA margin (Adjusted EBITDA as a percentage of revenues) of 13.3% for fiscal 2010 compared to 13.4% for fiscal 2009. Had local currencies remained constant to fiscal 2009 rates, and after eliminating the impact of all foreign exchange gains and losses, CMO Adjusted EBITDA would have been approximately $3.5 million higher for fiscal 2010.

North American Adjusted EBITDA for fiscal 2010 increased $1.4 million, or 7.3%, to $20.6 million, from $19.2 million for fiscal 2009. The increase was primarily driven by higher revenue and favorable foreign exchange rates, inclusive of hedging (+$1.5 million), partially offset by unfavorable production mix and higher compensation costs. Included in the North American Adjusted EBITDA is a loss in the Puerto Rico operations of $11.9 million, up slightly from fiscal 2009. The continued weak Puerto Rico performance was due to the cost of operating two facilities, inventory provisions, high energy prices and various performance issues during the first half of fiscal 2010. We expect losses in Puerto Rico to be significantly reduced during fiscal 2011 due to improved operating performance and product mix, and the initial financial benefits of actions to integrate the Caguas site into Manatí during fiscal 2011. North American CMO had $6.8 million in repositioning expenses and $3.4 million in impairment charges relating to the Puerto Rican operations in fiscal 2010 that were not included in Adjusted EBITDA.

European Adjusted EBITDA for fiscal 2010 decreased $0.3 million, or 0.6%, to $51.7 million, from $52.0 million for fiscal 2009. Higher revenues for fiscal 2010 were more than offset by unfavorable transactional foreign exchange ($4.9 million), higher employee benefit related costs ($2.0 million), higher lease expense ($0.8 million) and higher supplies and maintenance ($0.8 million).

Pharmaceutical Development Services

Total PDS revenues for fiscal 2010 increased by $0.8 million, or 0.6%, to $125.9 million, from $125.1 million for fiscal 2009. Had the local currency rates remained constant to fiscal 2009, PDS revenues for fiscal 2010 would have decreased approximately 0.2% from fiscal 2009.

Total PDS Adjusted EBITDA for fiscal 2010 increased by $3.3 million, or 10.1%, to $36.0 million, from $32.7 million for fiscal 2009. Had local currencies remained constant to the rates of fiscal 2009 and after eliminating the impact of all foreign exchange gains and losses, PDS Adjusted EBITDA for fiscal 2010 would have been approximately $2.6 million lower.

Corporate Costs

Corporate costs for fiscal 2010 decreased $2.5 million, or 8.4%, to $27.4 million, from $29.9 million for fiscal 2009. This decrease was primarily due to lower Special Committee costs and the non recurrence of $2.0 million of transitional expenses for the opening our U.S. headquarters in Research Triangle Park, North Carolina, partially offset by higher compensation expenses and stock option amortization. Fiscal 2010 included $3.0 million associated with the Special Committee costs compared to $8.0 million of Special Committee costs for fiscal 2009.

Liquidity and Capital Resources

Overview

Our cash and cash equivalents totaled $33.4 million at October 31, 2011 and $53.5 million at October 31, 2010. Our total debt was $281.2 million at October 31, 2011 and $284.6 million at October 31, 2010.

Our primary source of liquidity is cash flow from operations. Historically, we have also used availability under the ABL and other credit lines for any additional cash needs. Our principal uses of cash are for capital expenditures, debt servicing requirements, working capital, employee benefit obligations, and expenditures for consultants to assist in implementing our strategic initiatives.

From time to time, we evaluate strategic opportunities, including potential acquisitions, divestitures or investments in complementary businesses, and we anticipate continuing to make such evaluations. We may also access capital markets through the issuance of debt or equity in connection with the acquisition of complementary businesses or other significant assets or for other strategic opportunities.

Summary of Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Years ended October 31,
(in millions of USD)	2011	2010	2009
	$	$	$
Cash provided by operating activities of continuing operations	23.9	50.7	48.0
Cash used in operating activities of discontinued operations	(1.0)	(0.7)	(8.9)

Cash provided by operating activities	22.9	50.0	39.1
Cash used in investing activities of continuing operations	(47.4)	(50.0)	(49.5)
Cash provided by investing activities of discontinued operations	—	—	0.2
Cash provided by financing activities	2.7	31.6	13.6
Other	1.7	(0.4)	(1.3)

Net (decrease) increase in cash and cash equivalents during the period	(20.1)	31.2	2.1

Cash Provided by Operating Activities

Cash provided by operating activities from continuing operations for fiscal 2011 decreased $26.8 million, or 52.9%, to $23.9 million, from $50.7 million for fiscal 2010. Prior year cash contributions included take or pay receipts in our Swindon operations of $53.1 million versus $29.3 million received from the reservation fee related to the amended manufacturing and supply agreement in the United Kingdom in fiscal 2011. Fiscal 2011 also included previously disclosed voluntary pension contributions in the U.K. of $4.9 million, and lower cash from operations, partially offset by $14.0 million from the insurance claim settlement.

Cash provided by operating activities from continuing operations for fiscal 2010 increased $2.7 million, or 5.6%, to $50.7 million, from $48.0 million for fiscal 2009. Year over year change in cash provided by operating activities from continuing operations was primarily due to higher deferred revenue (mainly an early payment for a take or pay amount) and better working capital usage, which was partially offset by refinancing costs, higher interest payments and lower cash flows from the commercial operations excluding the deferred revenue amounts.

Cash provided by operating activities from continuing operations for fiscal 2009 was primarily due to higher customer funded capital that increased deferred revenue and the use of deferred tax assets during fiscal 2009 which resulted in lower tax payments, partially offset by working capital usage.

Cash used in operating activities from discontinued operations for fiscal 2011 increased $0.3 million, or 42.9%, to $1.0 million, from $0.7 million for fiscal 2010.

Cash used in operating activities from discontinued operations for fiscal 2010 decreased $8.2 million, or 92.1%, to $0.7 million, from $8.9 million for fiscal 2009. The decrease in cash outflow for fiscal 2010 was due to our Carolina facility closing down operations for fiscal 2009 and fiscal 2010 expenses representing primarily utility costs, insurance and maintenance for the building while it is in the process of being sold.

Cash used in operating activities from discontinued operations for fiscal 2009 was due to severance payments and closing costs during the period.

Cash Used in Investing Activities

The following table summarizes the cash used in investing activities for the periods indicated:

	Years ended October 31,
(in millions of USD)	2011	2010	2009
	$	$	$
Total additions to capital assets	(47.8)	(48.7)	(49.1)
Proceeds on sale of capital assets	0.4	—	0.1
Net increase in investments	—	(1.1)	(0.3)
Investment in intangibles	—	(0.2)	(0.2)

Cash used in investing activities of continuing operations	(47.4)	(50.0)	(49.5)
Cash provided by investing activities of discontinued operations	—	—	0.2

Cash used in investing activities	(47.4)	(50.0)	(49.3)

Cash used in investing activities from continuing operations for fiscal 2011 decreased $2.6 million, or 5.2%, to $47.4 million, from $50.0 million for fiscal 2010. The decrease was primarily due to lower capital expenditures in fiscal 2011 and the non-recurrence of cash contributions in two Italian companies (BSP Pharmaceuticals) in fiscal 2010.

Cash used in investing activities from continuing operations for fiscal 2010 increased $0.5 million, or 1.0%, to $50.0 million, from $49.5 million for fiscal 2009.

Our principal ongoing investment activities are capital programs at our sites. The majority of our capital allocation is normally invested in projects that will support growth in capacity and revenues.

During fiscal 2011, our major capital projects (in millions of U.S. dollars) were:

•	Facility infrastructure at Cincinnati to support introduction of new customer product	$10.5

•	Consolidation of Caguas facility in Puerto Rico	$2.3

•	Addition of PDS capabilities at the Bourgoin site	$2.0

•	High potency packaging in Toronto	$1.4

•	Equipment for customer product in Bourgoin	$2.0

During fiscal 2010, our major capital projects (in millions of U.S. dollars) were:

•	Facility infrastructure at Cincinnati to support introduction of new customer product	$9.8

•	Consolidation of Caguas facility in Puerto Rico	$4.9

•	Addition of PDS capabilities at the Bourgoin site	$4.5

During fiscal 2009, our major project-related programs (in millions of U.S. dollars) were:

•	New ERP system in Canadian operations	$3.1

•	Additional pilot scale lyophilization capacity in Ferentino, Italy	$5.7

•	Completion of capacity expansions in Mississauga, Canada	$2.2

•	Completion of capacity expansions in Whitby, Canada	$1.4

•	Completion of customer funded projects in Cincinnati, U.S.A.	$5.3

Capital commitments to complete authorized capital projects were $5.9 million at the end of fiscal 2011. Based on current internal projections, we expect to make (or have made) these expenditures during fiscal 2012, and we expect to finance (or have financed) them with cash flows from operations, existing cash reserves, the ABL and customer funding.

Based on current management assessments, total capital expenditures (including expenditures to complete projects authorized at the end of fiscal 2011) for fiscal 2012 are expected to be near the amount of total capital expenditures for fiscal 2011, which was approximately $47.8 million. We expect to finance (or have financed) our capital expenditures with cash flows from operations, existing cash reserves, the ABL and customer funding. The major capital projects for fiscal 2012 consist of:

•	Expansion in Manati, Puerto Rico to be funded by the customer for increased capacity

•	Expansion of the new PDS unit at the Bourgoin, France site

•	Upgrade manufacturing equipment at Toronto site

•	PDS Software enhancements

Our principal ongoing investment activities are sustaining and project-related capital programs at our network of sites. The majority of our capital allocation is normally invested in project-related programs, which are defined as outlays that will generate growth in capacity and revenues, while sustaining expenditures relate to the preservation of existing assets and capacity.

Cash Provided by Financing Activities

The following table summarizes the cash provided by financing activities for the periods indicated:

	Years ended October 31,
(in millions of USD)	2011	2010	2009
	$	$	$
Increase (decrease) in short-term borrowings	4.1	(10.7)	3.0
Increase in long-term debt	9.0	296.2	50.5
Increase in deferred financing costs	—	(7.3)	—
Repayment of long-term debt	(10.4)	(246.6)	(39.9)

Cash provided by financing activities of continuing operations	2.7	31.6	13.6

Cash provided by financing activities	2.7	31.6	13.6

Cash provided by financing activities for fiscal 2011 decreased $28.9 million, or 91.5%, to $2.7 million, from $31.6 million for fiscal 2010, primarily due to the refinancing in the second quarter of fiscal 2010.

Cash provided by financing activities for fiscal 2010 increased $18.0 million, or 132.4%, to $31.6 million, from $13.6 million for fiscal 2009.

In April 2010, we issued the Notes for an aggregate principal amount of $280.0 million in a private placement. We used the net proceeds of the offering to repay all of the outstanding indebtedness under our then-existing senior secured term loan and our $75.0 million ABL, to repay certain other indebtedness and to pay related fees and expenses. We used the remaining proceeds for general corporate purposes.

We also amended and restated our existing $75.0 million ABL in connection with the offering to, among other things, extend the maturity date of this facility to 2014.

During fiscal 2010, the cash inflows were primarily due to the refinancing in the second quarter. For fiscal 2009, the cash inflows reflected net drawings on the then-existing credit facilities primarily to fund operations and capital expenditures.

Financing Arrangements

Historical Credit Arrangements

On April 27, 2007, we entered into credit facilities in the aggregate amount of $225.0 million, which were comprised of a seven year, $150.0 million senior secured term loan and the five-year, $75.0 million ABL. We were required to make quarterly installment payments of $0.4 million on the term loan, along with additional mandatory repayments based on certain excess cash flow measures. The interest rate applicable to each alternative base rate borrowing under the term loan was equal to 1.5% plus the greater of the prime rate and the federal funds effective rate plus 0.5%. The interest rate applicable to each Eurocurrency borrowing was equal to an adjusted LIBOR plus 2.5%. The interest rate applicable to the ABL was a floating rate determined by the currency of the loan, plus an applicable margin determined by the leverage ratio. The credit facilities were secured by substantially all of the assets of our operations in Canada, the United States, Puerto Rico and the United Kingdom and our investments in the shares of all other operating subsidiaries. The term loan and any borrowings under our then-existing ABL were paid off as part of the refinancing discussed below.

$280.0 Million Senior Secured Notes and $75.0 Million Amended ABL

In April 2010, we issued the Notes for an aggregate principal amount of $280.0 million. We used the net proceeds of the offering to repay all of the outstanding indebtedness under our then-existing senior secured term loan and the $75.0 million ABL, to repay certain other indebtedness and to pay related fees and expenses. We used the remaining proceeds for general corporate purposes.

We also amended and restated our then-existing $75.0 million ABL in connection with the Notes offering to, among other things, extend the maturity date of this facility to April 23, 2014.

The Notes and the ABL are secured by substantially all of our assets and are guaranteed by, and secured by substantially all of the assets of, our subsidiaries in the United States (including Puerto Rico), Canada, the United Kingdom (except Patheon UK Pension Trustees Limited) and the Netherlands. The Notes and the ABL are guaranteed on a limited basis by, and secured by certain assets of, our subsidiaries in France, Italy and Switzerland.

The agreements covering the Notes and ABL contain usual and customary covenants and events of default provisions.

The agreements that govern the terms of our debt, including the indenture that governs the Notes and the credit agreement that governs the ABL, contain covenants that restrict our ability and the ability of our subsidiaries to, among other things:

•	incur additional indebtedness;

•	issue additional equity;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into agreements that restrict distributions from subsidiaries or restrict our ability to incur liens on certain of our assets;

•	make capital expenditures;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens; and

•	merge or consolidate.

Provided that we are not in default under the ABL or the indenture governing the Notes and are able to demonstrate a certain Fixed Charge Coverage Ratio (as defined in the indenture governing the Notes), and will have a required minimum amount of remaining borrowing availability under the ABL after giving effect thereto, we are permitted to pay limited amounts of dividends or other distributions with respect to our restricted voting shares (as more particularly described in the ABL and the indenture governing the Notes, up to the lesser of (i) $15.0 million plus 50.0% of Excess Cash Flow (as defined in the ABL), plus net proceeds of additional permitted equity offerings under the ABL, and (ii) 50.0% of Consolidated Net Income (as defined in the indenture governing the Notes) plus net proceeds from additional permitted equity offerings or sales of restricted investments under the Notes.

In addition, under the ABL, if an event of default occurs or our borrowing availability falls below the greater of $10.0 million or 13.3% of total commitments under the ABL for any two consecutive days (which is defined under the ABL as an “Availability Trigger Event”), we will be required to satisfy and maintain a ratio of Consolidated EBITDA to Consolidated Fixed Charges (each as defined in the ABL) of not less than 1.10 to 1.00 until the first day thereafter on which, as applicable, either the event of default has been cured or our borrowing availability has exceeded the greater of $10.0 million or 13.3% of our total commitments for 30 consecutive days. Our ability to meet the required ratio can be affected by events beyond our control, and we may not be able to meet this ratio. A breach of any of these covenants could result in a default under the ABL.

Convertible Preferred Shares

The $150 million 8.5% preferred shares purchased by JLL Patheon Holdings on April 27, 2007 included 150,000 units, each consisting of one Series C Preferred Share (a convertible preferred share) and one Series D Preferred Share (a special voting preferred share). On July 29, 2009, JLL Patheon Holdings converted its 150,000 Series C Preferred Shares into a total of 38,018,538 of our restricted voting shares, in accordance with the convertible preferred share terms. As a result of the JLL Patheon Holdings conversion, we no longer have any Series C Preferred Shares outstanding. We recorded $11.1 million of dividends in fiscal 2009 related to the Series C Preferred Shares. Please refer to “Note 11—Shareholders’ Equity” of our consolidated financial statements included in this Form 8-K for more information.

Financing Ratios

Total interest-bearing debt at October 31, 2011 was $281.2 million and our consolidated ratio of interest-bearing debt to shareholders’ equity was 118%.

Total interest-bearing debt at the end of fiscal 2010 was $284.6 million and our consolidated ratio of interest-bearing debt to shareholders’ equity was 115%.

The following table summarizes the fixed and variable percentages of debt outstanding at the end of fiscal 2011 and 2010, after taking into account the impact of interest rate swap contracts that we had entered into, and the applicable interest rates at each quarter in fiscal 2011.

	% of Debt Outstanding		Interest Rates at End of Each Quarter in 2011
	10/31/2011	10/31/2010	Q4 11	Q3 11	Q2 11	Q1 11
	%	%	%	%	%	%
Fixed rate	99	100
Variable rate based on:
Euribor (3 months)	1.0	0.0	1.59	1.61	1.24	1.07

Effects of Inflation

We do not believe that inflation has had a significant impact on our revenues or results of operations since inception. We expect our operating expenses will change in the future in line with periodic inflationary changes in price levels. Because we intend to retain and continue to use our property and equipment, we believe that the incremental inflation related to the replacement costs of such items will not materially affect our operations. However, the rate of inflation affects our expenses, such as those for employee compensation, which could increase our level of expenses and the rate at which we use our resources. While our management generally believes that we will be able to offset the effect of price-level changes by adjusting our service prices and implementing operating efficiencies, any material unfavorable changes in price levels could have a material adverse effect on our financial condition, results of operations and cash flows.

Off-Balance Sheet Arrangements

We do not use off-balance sheet entities to structure any of our financial arrangements. We do not have any interests in unconsolidated special-purpose or structured finance entities.

Tabular Disclosure of Contractual Obligations

Contractual repayments of long-term debt, commitments under operating leases, commitments under capital leases and purchase obligations are as follows:

	Payments Due by Period
(in millions of USD)	Total	Year 1	2-3 Years	4-5 Years	After 5 Years
	$	$	$	$	$
Long-term debt	281.1	1.1	—	—	280.0
Interest on long-term debt	133.1	24.2	48.4	48.4	12.1
Operating leases	22.7	7.2	9.5	3.8	2.2
Capital leases	0.1	0.1	—	—	—
Purchase obligations(1)	5.9	5.9	—	—	—

Total contractual obligations(2)	442.9	38.5	57.9	52.2	294.3

(1)	Purchase obligations relate to capital commitments to complete authorized capital projects
(2)	Not included in the table are other long-term liabilities of unfunded termination indemnities in the amount of $6.2 million, employee future benefits in the amount of $2.9 million and other long-term liabilities in the amount of $12.6 million. These other long-term liabilities either have no fixed payment dates or are not settled in cash. See “Note 9—Other Long-Term Liabilities” and “Note 10—Employee Future Benefits” to our consolidated financial statements included in this Form 8-K.

Recent Accounting Pronouncements

See “Note 2— Summary of Significant Accounting Policies” to our consolidated financial statements included in this Form 8-K for a description of recent accounting pronouncements, including the expected dates of adoption and estimated effects, if any, on our consolidated financial statements.

Critical Accounting Estimates

The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates and assumptions are based upon management’s historical experience and are believed by management to be reasonable under the circumstances. Such estimates and assumptions are evaluated on an ongoing basis and form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from these estimates.

Our critical accounting estimates are those we believe are both most important to the portrayal of our financial condition and results and require our most difficult, subjective or complex judgments, often because we must make estimates about the effect of matters that are inherently uncertain. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions. We believe the following estimates are the most critical in understanding the judgments that are involved in preparing our consolidated financial statements.

Impairment of Long-lived Depreciable Assets

We test for impairment annually and whenever events or circumstances make it more likely than not that the fair value of our capital assets and identifiable intangible assets (“long-lived depreciable assets”) has fallen below its carrying amount. If such indicators are present, we assess the recoverability of the assets or group of assets by determining whether the carrying value of such assets can be recovered through undiscounted future cash flows. In addition, the useful life over which cash flows will occur, their amount and the asset’s residual value, if any, are considered in the impairment calculation. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. We derive the required undiscounted cash flow estimates from our historical experience and internal business plans. To determine fair value, we use quoted market prices when available, or our internal cash flow estimates discounted at an appropriate interest rate and independent appraisals, as appropriate. If the sum of undiscounted future cash flows is less than the carrying amount, the excess of the carrying amount over the estimated fair value, based on discounted future cash flows, is recorded as a charge to earnings.

During fiscal 2010, we recorded an impairment charge of $3.6 million in connection with the consolidation of our Puerto Rico operations into our manufacturing site located in Manatí. We recorded this charge to write down the carrying value of our Caguas facility’s long-lived assets to their anticipated fair value upon closure of the facility. Fair value was based on an offer from a third party to purchase the property less management’s best estimate of the costs to sell. In addition, an allocation of the purchase offer between land and building was performed based on current market conditions in Puerto Rico.

We also recorded an impairment charge of $0.8 million in discontinued operations to write down the remaining carrying value of the Carolina operations long-lived assets. This write-down was based on an offer from a third party to purchase the property less management’s best estimate on the costs to sell.

Reserve for Doubtful Accounts

We establish an appropriate provision for non-collectible or doubtful accounts. We consider several factors in estimating the allowance for uncollectible accounts receivable, including the age of the receivable, economic conditions that may have an impact on a specific group of customers or a specific customer and disputed services. Our risk management process includes standards and policies relating to customer credit limits, credit terms and customer deposits. Customer deposits relate primarily to our PDS business.

At October 31, 2011 and 2010, we had a reserve for doubtful accounts of $0.4 million and $0.9 million, respectively. These are specific reserves, not general reserves, and are based on factors discussed above.

Inventories

Inventories consisting of raw materials, packaging components, spare parts and work-in-process are valued at the lower of cost and net realizable value. These adjustments are customer specific estimates of net realizable value that we may ultimately realize upon the disposition of the inventories. We perform an assessment of excess, obsolete and problem products on an on-going basis.

We procure inventory based on specific customer orders and forecasts. Customers have limited rights of modification (for example, cancellations) with respect to these orders. Customer modifications to orders affecting inventory previously procured by us and purchases of inventory beyond customer needs may result in excess and obsolete inventory for the related customers. Although we may be able to use some excess components and raw materials for other products manufactured, a portion of the cost of this excess inventory may not be returned to the vendors or recovered from customers. Write-offs or write-downs of inventory could relate to:

•	declines in the market value of inventory;

•	changes in customer demand for inventory, such as cancellation of orders; and

•

our purchases of inventory beyond customer needs that result in excess quantities on hand that we may not be able to return to the vendor, use to fulfill orders from other customers or charge back to the customer.

Adjustments above are recorded as an increase to cost of goods sold.

Payments received from customers for excess and obsolete inventories that have not been shipped to customers or otherwise disposed of are netted against inventory reserves.

Our practice is to dispose of excess and obsolete inventory as soon as practicable after such inventory has been identified as having no value to us.

Employee Future Benefits

We provide defined benefit pension plans to certain employees in our Canadian, U.K. and French operations and post-employment health and dental coverage to certain of our Canadian employees.

The determination of the obligation and expense for defined benefit pensions and other post-employment benefits is dependent on certain assumptions used by actuaries in calculating such amounts. The assumptions used in determining the accrued benefit obligation and the benefit expense as of and for the year ended October 31, 2011 were as follows:

	Defined Benefit Pension Plans %	Other Benefit Plans %
Accrued benefit obligation
Discount rate	4.9	5.2
Rate of compensation increase	3.7	—
Benefit costs recognized
Discount rate	5.2	5.2
Expected long-term rate of return on plan assets	6.9	—
Rate of compensation increase	3.9	—

A 4% to 10% annual rate of increase in the per capita cost of covered health care and dental benefits was assumed for fiscal 2011, with the assumption that the rate will decrease gradually over the next five years to 6% and to remain at that level thereafter. The following table outlines the effects of a one-percentage-point increase and decrease in the assumed health care and dental benefit trend rates.

(in millions of USD)	Benefit Obligation	Benefit Expense
	$	$
Impact of:
1% increase	1.0	0.1
1% decrease	(0.8)	(0.1)

Stock-Based Compensation

We use the fair value method of accounting for stock-based compensation. We use the Black-Scholes option-pricing model to estimate the fair value of the options granted. The determination of the fair value of stock-based awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected dividends, the risk-free interest rate, the expected life of the award and the expected stock price volatility over the term of the award. The principal assumptions we used in applying the Black-Scholes model are outlined below.

Fiscal 2011
Expected dividend yield	None
Risk-free interest rate	2.5%
Expected life	5 years
Volatility	59%

We do not intend to pay dividends on our common stock in the foreseeable future and, accordingly, we use a dividend rate of zero in the option-pricing model. The Government of Canada five-year bond rate is used for the risk-free interest rate. The estimated life of the options is five years based on weighted-average life of these options, vesting period and management’s estimate based on stock volatility. Expected volatility is a measure of the amount by which our common stock price has fluctuated or is expected to fluctuate during a period. We considered the historic volatility of our share price in estimating our expected volatility of 59%.

If factors change and we employ different assumptions for estimating stock-based compensation expense in future periods or if we decide to use a different valuation model, the stock-based compensation expense we recognize in future periods may differ significantly from what we have previously recorded and could materially affect our operating income, net income and earnings per share. These differences may result in a lack of consistency in future periods and materially affect the fair value estimate of our stock-based awards. They may also result in a lack of comparability with other companies that use different models, methods and assumptions.

Income Taxes

We follow the liability method of income tax allocation. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Preparation of our consolidated financial statements requires an estimate of income taxes in each of the jurisdictions in which we operate. The process involves an estimate of our current tax expense and an assessment of temporary differences resulting from differing treatment of items such as depreciation and amortization for tax and accounting purposes. These differences result in deferred tax assets and liabilities and are reflected in our consolidated balance sheet.

During the first half of fiscal 2010 we also evaluated our valuation reserves. We determined that the valuation allowance on our net Canadian deferred tax assets was no longer required based on our assessment of the future prospects of our Canadian operations. As a result of this determination, we released $21.0 million of valuation reserves through income tax benefit in the consolidated statements of loss.

Deferred tax assets of $47.2 million and $36.6 million have been recorded at October 31, 2011 and 2010, respectively. These assets consist primarily of research and development investment tax credits, accounting provisions related to employee benefits not currently deductible for tax purposes, the tax benefit of net operating loss carryforwards, unclaimed research and development expenditures, deferred revenues and deferred financing and share issue costs. We evaluate our ability to realize deferred tax assets on a quarterly basis. The factors used to assess the likelihood of realization of these assets include our calculation of cumulative pre-tax book income or loss, turn-around of temporary timing differences, available tax planning strategies that could be implemented to realize the deferred tax assets, and forecasted pre-tax book income and taxable income by specific tax jurisdiction. Actual results may vary from these forecasts and result in a change in our ability to realize benefits of these tax assets in the future. If we are unable to meet our projected forecasts or implement certain tax planning strategies in jurisdictions for which there is currently no valuation allowance, we may be required to record additional valuation allowances. The deferred tax assets recorded at October 31, 2011 and 2010 are net of a valuation allowance of $9.7 million and $6.5 million, respectively.

Deferred tax liabilities of $27.9 million and $29.4 million have been recorded at October 31, 2011 and 2010, respectively. These liabilities have arisen primarily on tax depreciation in excess of book depreciation.

Our tax filings are subject to audit by taxation authorities. Although our management believes that it has adequately provided for income taxes based on the information available, the outcome of audits cannot be known with certainty and the potential impact on our consolidated financial statements is not determinable.